Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

, 2012

Lan Airlines S.A.

Presidente Riesco 5711, 20th Floor

Las Condes

Santiago, Chile

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Lan Airlines S.A., a Chilean company (“LAN”) in connection with the proposed combination (the “Merger”) of LAN and TAM S.A., a Brazilian company (“TAM”), pursuant to the terms and conditions of the Implementation Agreement and the Exchange Offer Agreement each as entered into on January 18, 2011 by LAN, TAM, Costa Verde Aeronáutica S.A. and Inversiones Mineras del Cantábrico S.A., the controlling shareholders of LAN under Chilean law, Noemy Almeida Oliveira Amaro, Maria Cláudia Oliveira Amaro, Maurício Rolim Amaro and João Francisco Amaro, the controlling shareholders of TAM under Brazilian law, and TAM Empreendimentos e Participações S.A, a company through which the TAM controlling shareholders previously held their interests in TAM (the “Transaction Agreements”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Transaction Agreements. At your request, and in connection with the filing of the Registration Statement on Form F-4 of LAN and Holdco II S.A. (as amended or supplemented through the date hereof, the “Registration Statement”), including the offer to exchange/prospectus forming a part thereof, we are rendering our opinion concerning United States federal income tax matters.

In providing our opinion, we have examined the Transaction Agreements, the Registration Statement, the offer to exchange/prospectus forming a part thereof (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Transaction Agreements and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Transaction Agreements), (ii) the statements concerning the transactions contemplated by the Transaction Agreements and the parties referred to in the Transaction Agreements and the Registration Statement are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), (iii) any statements made in the Transaction Agreements or the Registration Statement regarding the “belief” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant), in each case as if made without such qualification, and (iv) the parties to the Transaction Agreements have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Transaction Agreements. If any of the above described assumptions are untrue for any reason or if the transactions contemplated by the Transaction Agreements are consummated in a manner that is different from the manner described in the Transaction Agreements or the Registration Statement, our opinion as expressed below may be adversely affected.

We hereby confirm to you that, insofar as it relates to matters of United States federal income tax law, the discussion under the caption “The Exchange Offer—Tax Consequences—United States Federal Income Tax Consequences,” subject to the qualifications, exceptions, assumptions and limitations contained herein and therein, is our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,